Exhibit 10.1
CNX GAS CORPORATION
DIRECTORS’ DEFERRED FEE PLAN
(Effective January 1, 2008)
ARTICLE I
GENERAL
     1.1 Purpose. This Plan is established and maintained by the Company to allow non-employee Directors to defer payment of all or a portion of their annual Board Retainer Fees and/or Director Meeting Fees.
     1.2 Definitions. Unless a different meaning is plainly implied by the context, the following terms as used in this Plan shall have the following meanings:
          (a) “Account” shall mean the bookkeeping account established and maintained for each Participant for recording amounts deferred pursuant to Section 3.1.
          (b) “Administrator” shall mean the Board or any person, group or entity designated by the Board in accordance with the provisions of Article V to administer the Plan.
          (c) “Beneficiary” shall mean the person or persons designated to receive benefits after the death of the Participant as provided in Section 4.3.
          (d) “Board” shall mean the Board of Directors of the Company.
          (e) “Board Retainer Fees” shall mean the annual retainer fees payable to members of the Board in cash (e.g. the Annual Board Retainer, Annual Committee Chair Retainer, Annual Audit Committee Chair Retainer, Annual and Audit Committee Member Retainer).
          (f) “Change in Control” shall have the same meaning ascribed to it under the CNX Gas Corporation Equity Incentive Plan.
          (g) “Code” shall mean the Internal Revenue Code of 1986, or any provision or section thereof herein specifically referred to, as such provision or section may from time to time be amended or replaced.
          (h) “Deferral Agreement” shall mean a written agreement, substantially in the form attached hereto as Exhibit 1, entered into between the Company and a Participant pursuant to Section 2.3 of the Plan.
          (i) “Company” shall mean CNX Gas Corporation.
          (j) “Director” shall mean a member of the Board who is not an employee of the Company or any of its affiliates.

          (k) “Director Meeting Fees” shall mean attendance fees, if any, payable in cash for each meeting of the Board attended by the Director or any committee meeting the Director attends for a committee on which such Director serves.
          (l) “Effective Date” shall mean the effective date of the Plan, which shall be January 1, 2008.
          (m) “Interest Rate” shall mean the ten year Moody AAA Bond Rate.
          (n) “Participant” shall mean a Director who is eligible to participate in the Plan and has elected to do so pursuant to Section 2.3.
          (o) “Plan” shall mean the CNX Gas Corporation Directors’ Deferred Fee Plan.
          (p) “Plan Year” shall mean the one-year period between the annual stockholders’ meeting and the next following annual stockholders’ meeting; provided, however, for the year in which the Plan becomes effective, “Plan Year” shall mean the period beginning on the Effective Date and ending on the next following annual stockholders’ meeting (or such other permissible period(s) as specified by the Administrator in the Deferral Agreement).
          (q) “Section 409A” shall mean Section 409A of the Code, the regulations and other binding guidance promulgated thereunder.
          (r) “Separation from Service” shall mean the Director’s death, retirement or other termination of service with the Company and all of its controlled group members within the meaning of Section 409A of the Code. For purposes hereof, the determination of controlled group members shall be made pursuant to the provisions of Section 414(b) and 414(c) of the Code; provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Section 1563(a)(1),(2) and (3) of the Code and Treas. Reg. § 1.414(c)-2; provided, further, where legitimate business reasons exist (within the meaning of Treas. Reg. § 1.409A-1(h)(3)), the language “at least 20 percent” shall be used instead of “at least 80 percent” in each place it appears. Whether the Director has a Separation from Service will be determined based on all of the facts and circumstances and in accordance with the guidance issued under Section 409A.
     1.3 Plurals and Gender. Where appearing in the Plan, the masculine gender shall include the feminine and neuter genders, and the singular shall include the plural and vice versa, unless the context clearly indicates a different meaning.
     1.4 Headings. The headings and subheadings in this Plan are inserted for the convenience of reference only and are to be ignored in any construction of the provisions thereof.
     1.5 Severability. In case any provision or portion of this Plan shall be held illegal or void, such provision or portion shall not affect the remainder of this Plan, but shall be fully severable, and the Plan shall be construed and enforced as if said provision had never been inserted herein.

ARTICLE II
ELIGIBILITY AND PARTICIPATION
     2.1 Eligibility. Each member of the Board who is a Director on the Effective Date shall be eligible to participate in the Plan beginning on the Effective Date. Any person who becomes a Director after the Effective Date shall be eligible to participate in the Plan on the day such person becomes a Director.
     2.2 Participation. Each Director shall become a Participant in the Plan as of the date on which such Director completes and submits an irrevocable Deferral Agreement in accordance with Section 2.3.
     2.3 Election Procedure. A Director may file a Deferral Agreement at any time during the 30-day period following the date on which the Director initially becomes eligible to participate in the Plan. Any such initial Deferral Agreement must be filed with the Company within the 30-day election period; provided, however, that any such Deferral Agreement shall only apply to fees earned and payable for services rendered after the date on which the Deferral Agreement is delivered to the Company. Accordingly, if a Deferral Agreement is made in the first-year of eligibility but after the beginning of the Plan Year, the Deferral Agreement shall only apply to the total amount of such fees multiplied by the ratio of (i) the number of days remaining in the Plan Year after the election to (ii) the total number of days in the Plan Year.
     A Director shall also be permitted to submit an annual election for each Plan Year by filing a new Deferral Agreement in relation to the fees to be deferred during such Plan Year. Any such annual election must be filed with the Company on or before December 31st of the calendar year preceding the beginning of the Plan Year to which the Deferral Agreement relates (or such other date as permitted by the Administrator to the extent consistent with Section 409A). If a Director fails to timely file a completed Deferral Agreement for a Plan Year, none of such Director’s Board Retainer Fees or Director Meeting Fees will be deferred for that Plan Year.
     To be valid, the Deferral Agreement must indicate the portion of Board Retainer Fees and/or Director Meeting Fees to be deferred and the timing of Plan distribution. A deferral is effective upon receipt by the Company, within the applicable election period, of the correctly completed Deferral Agreement. A Deferral Agreement is irrevocable during the Plan Year to which it applies; provided, however, if the Director suffers a disability or dies, the Director’s deferral election shall be cancelled. For purposes of this Section, a disability refers to any medically determinable physical or mental impairment resulting in the Director’s inability to perform the duties of his or her position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six months.

ARTICLE III
DEFERRED FEES
     3.1 Accounts. The Company shall establish an Account on behalf of each Participant which shall be credited with deferred fees as provided in Section 3.2 and Earnings as provided in Section 3.3, and debited to reflect payments made to such Participant pursuant to Article IV. A Participant shall have no right to receive any amounts credited to his Account except as expressly provided in Article IV of the Plan.
     3.2 Board Retainer and Director Meeting Fees. To the extent provided in the Deferral Agreement in effect for any Plan Year, a Participant may elect to defer the right to receive: (i) Board Retainer Fees stated as a whole percentage or a dollar amount of such fees; and/or (ii) Director Meeting Fees on an all or nothing basis. The minimum deferral amount with respect to Board Retainer Fees is $10,000 per Plan Year. The amount of any fees deferred with respect to any Plan Year shall reduce the amount of such fees otherwise payable to the Participant for such Plan Year on a ratable basis over the period in which such amounts would otherwise be paid, and the amount of each such reduction shall be credited to the Participant’s Account as of the date of such reduction.
     3.3 Earnings. The Participant’s Account shall be adjusted by an amount equal to the amount that would have been earned (or lost) if the amounts deferred under the Plan had been invested in hypothetical investments designated by the Participant, based on a list of hypothetical investments provided by the Administrator from time to time (such hypothetical earnings or losses shall be referred to as “Earnings”). The Participant shall designate the investments used to measure Earnings from the list of authorized investments provided by the Administrator by completing the appropriate form or in such other manner as the Administrator may designate. The Participant may change such designations at such times as are permitted by the Administrator, provided that the Participant shall be entitled to change such designations at least annually. Earnings shall be credited to the Participant’s Account quarterly and shall be credited to a Participant’s Account until all payments with respect to such Account have been made under the Plan. Neither the Company nor the Administrator shall act as a guarantor, or be liable or otherwise responsible for the investment performance of the designated investments (including any losses sustained by a Participant) with respect to a Participant’s Account.
     If a Participant fails to designate the investment of his or her Account, the Account shall be credited, on a quarterly basis, with interest based on the Interest Rate in effect on the last day of the applicable quarter. In the event any such Participant terminates service during a Plan Year, such Participant’s interest credit for the quarter in which the termination occurs will be based on the Interest Rate in effect on the day of the Participant’s termination and shall be pro-rated based on the Participant’s service during such quarter. No interest will accrue for periods after a Participant’s termination of service during the quarter.
     3.4 Vesting. Amounts credited to a Participant’s Account shall be fully vested at all times.

ARTICLE IV
PAYMENT OF DEFERRED FEES
     4.1 Method of Distribution. Unless a Participant has selected a different payment option as set forth below, the amount payable to a Participant or his Beneficiary under the Plan shall be paid in cash in a single sum as provided in Section 4.2. Alternatively, a Participant may elect, in his or her initial Deferral Agreement, to receive payment of his or her Account in a single payment upon Separation from Service or in annual installments (not to exceed five). A Participant may modify any such distribution election by a subsequent written distribution election (on a form approved and provided by the Company); provided, however, an initial election can only be changed if the following requirements are satisfied: (i) the change will not take effect until twelve (12) months after the election is made; (ii) with respect to a payment on a specified distribution date, the change must be made at least twelve (12) months prior to the previously scheduled payment date (or initial scheduled payment date in the case of installment payments); and (iii) the payment with respect to which the change is made must be deferred for at least five (5) years from the date the payment would otherwise have been made (or initial scheduled payment date in the case of installment payments); provided, further, the Administrator may, in its discretion, authorize a Participant to change a distribution election under any applicable transition rule authorized under Section 409A to the extent consistent therewith.
     4.2 Timing of Distribution. A Participant’s Account will be paid (or commence payment) upon the earlier of the following designated payment dates: (i) the Participant’s Separation from Service, or (ii) the date elected by the Participant which must be at least two years after the end of the Plan Year for which the fees are deferred. For purposes of Section 409A and the Plan: (i) the right to installment payments shall be treated as the right to a single payment; and (ii) a payment shall be treated as made on the scheduled payment date if such payment is made at such date or a later date in the same calendar year or, if later, by the 15th day of the third calendar month following the scheduled payment date. Except as specified in Section 4.1, a Participant shall have no right to designate the date of any payment under the Plan. Notwithstanding any provision herein to the contrary, if the Director is a “specified employee” for purposes of Section 409A, any payment to the Director due upon Separation from Service will be delayed and paid on the six (6) month anniversary of the date the Director Separates from Service (or, if earlier, the death of the Director). Any payment that would otherwise have been due or owing during such six-month period will be paid on the first business day following the end of the six-month period.
     4.3 Designation of Beneficiary.
          (a) Notwithstanding the provisions of Section 4.1 or 4.2, in the event of the death of a Participant, whether before or after Separation from Service, any amounts remaining in the Account to which he or she was entitled shall be distributed in a single sum on the first business day after the end of the calendar quarter in which the death of the Participant occurred. Each Participant shall have the right to designate a Beneficiary or Beneficiaries to receive any amount which may be payable under the Plan after his death. Such designation of Beneficiary shall be in writing in the form attached as Exhibit 2, and shall be effective when received by the

Company. The Company shall keep records in writing of all such designations. The Participant shall have the right to change such designation by filing a new designation form with the Company. Such change of Beneficiary shall become effective upon its receipt by the Company, and any such change shall be deemed to revoke all prior designations.
          (b) If a Participant fails to properly designate a Beneficiary or if no designated Beneficiary survives the Participant, his undistributed Account shall be paid to the person or persons in the first of the following classes of successive preference beneficiaries surviving at the death of the Participant: (1) his widow or widower, or (2) his estate. The Administrator shall decide which Beneficiary, if any, shall be validly designated, and the Administrator’s decision shall be binding and conclusive of all persons.
     4.4 Incapacity. If the Company shall receive evidence satisfactory to it that a Participant or Beneficiary entitled to receive any benefit under the Plan is, at the time when such benefit becomes payable, a minor, or is physically or mentally incompetent to receive such benefit and to give a valid release thereof, and that another person or an institution is then maintaining or has custody of such Participant or Beneficiary, and that no guardian, committee or other representative of the estate of such Participant or Beneficiary shall have been duly appointed, payment of such benefit otherwise payable to such Participant or Beneficiary may be made to such other person or institution, including a custodian under a Uniform Gifts to Minors Act, or corresponding legislation (who shall be an adult, a guardian of the minor or a trust company), and the release of such other person or institution shall be a valid and complete discharge for such payment.
ARTICLE V
ADMINISTRATION
     5.1 Administrative Authority. Except as provided herein, the Board shall be the Administrator and shall have the sole responsibility for the control, operation and administration of the Plan, and shall have the power, authority and discretion to take all actions and to make all decisions and interpretations which it shall determine to be necessary or appropriate in order to administer and operate the Plan, including the power to (i) resolve and determine all disputes or questions arising under the Plan, including the power to determine the rights of Participants and Beneficiaries, and their respective benefits, and to remedy any ambiguities, inconsistencies or omissions in the Plan; (ii) adopt such rules and regulations which, in its sole and absolute discretion, may be necessary or appropriate for the proper and efficient administration of the Plan; (iii) implement the Plan in accordance with its terms and such rules and regulations as may be adopted; (iv) notify the Participants of any amendment or termination of, or change in, any benefits available under the Plan; and (v) prescribe such forms as may be required for Directors to make elections under, and otherwise participate in, the Plan. The Administrator shall have the sole and absolute discretion to interpret and construe the terms of the Plan.
     5.2 Conclusive Decisions. The determination of the Administrator on any matter pertaining to the Plan within the powers and discretion granted to it shall be final, binding and conclusive on all Participants, Beneficiaries and all other persons dealing in any way or capacity with the Plan; provided, however, in relation to any action involving the interpretation or application of the terms of the Plan for claims arising in connection with or following a Change in Control, the court or other reviewing entity shall review the interpretations, decisions and actions of the Administrator de novo.
     5.3 Duties of Administrator.
          (a) The Administrator may appoint persons or firms, or otherwise act to secure specialized advice or assistance as it deems necessary or desirable in connection with the administration and operation of the Plan, and the Administrator shall be entitled to rely conclusively upon, and shall be fully protected in any action or omission taken by it in good faith reliance upon the advice or opinion of such firms or persons.
          (b) The Administrator shall have the power and authority to delegate from time to time by written instrument all or any part its duties, powers or responsibilities under the Plan, both ministerial and discretionary, as it deems appropriate, to any person, and in the same manner to revoke any such delegation of duties, powers or responsibilities. Any action of such person in the exercise of such delegated duties, powers or responsibilities shall have the same force and effect for all purposes hereunder as if such action had been taken by the Administrator. Further, the Administrator may authorize one or more persons to execute any certificate or document on behalf of the Administrator, in which event any person notified by the Administrator of such authorization shall be entitled to accept and conclusively rely upon any such certificate or document executed by such person as representing action by the Administrator until such third person shall have been notified of the revocation of such authority. The Administrator shall not be liable for any act or omission of any person to whom the Administrator’s duties, powers or responsibilities have been delegated, nor shall any person to whom any duties, powers or responsibilities have been delegated have any liabilities with respect to any duties, powers or responsibilities not delegated to him.
     5.4 Standard of Care. All representatives of the Board and the Administrator shall use ordinary care and diligence in the performance of their duties pertaining to the Plan, but no such individual shall incur any liability: (i) by virtue of any contract, agreement, bond or other instrument made or executed by him or on his behalf in his official capacity with respect to the Plan; (ii) for any act or failure to act, or any mistake or judgment made, in his official capacity with respect to the Plan, unless it is the result of his gross negligence or willful misconduct; or (iii) for the neglect, omission or wrongdoing of any other person involved with the Plan. The Company shall indemnify and hold harmless each such individual who is an employee or Director of the Company from the effects and consequences of his acts, or from omissions and conduct in his official capacity with respect to the Plan, except to the extent that such effects and consequences shall result from his own willful misconduct or gross negligence. If any matter arises as to which an individual is entitled to indemnity hereunder, the individual shall give the Company prompt written notice thereof. The Company, at its own expense, shall then take charge of the disposition of the asserted liability, including the compromise or the conduct of litigation. The indemnitee may, at his own expense, retain his own counsel and share in the conduct of any such litigation, but the failure to do so shall not adversely affect his right to indemnity.

     5.5 Expenses. Expenses incurred in the administration and operation of the Plan shall be paid by the Company.
     5.6 Attorney Fees. If a Participant’s service as a Director for the Company terminates on or after a Change in Control and the Company does not pay deferred amounts credited to such Participant’s Account when they are due, the Company shall pay the Participant’s reasonable attorneys’ fees to enforce such Participant’s rights under the Plan if the deferred amounts are not paid within 60 days after the Participant’s written demand for payment.
     5.7 Section 409A. The provisions of this Plan and all deferral elections made hereunder shall be administered, interpreted and construed in a manner necessary in order to comply with Section 409A or an exception thereto (or disregarded to the extent such provision cannot be so administered, interpreted or construed). It is intended that distribution events authorized under this Plan qualify as a permissible distribution events for purposes of Section 409A, and this Plan shall be interpreted and construed accordingly in order to comply with Section 409A. The Company reserves the right to accelerate, delay or modify distributions to the extent permitted under Section 409A.
ARTICLE VI
AMENDMENTS, TERMINATION AND MERGER
     6.1 Amendments and Termination.
          (a) The Board reserves the right to modify, amend, discontinue or terminate the Plan either retroactively or prospectively at any time; provided, however, that no modification, amendment, discontinuance or termination shall adversely affect the rights of a Participant to vested amounts credited to his Account before such modification, amendment, discontinuance or termination; provided, further, termination of the Plan shall not be a distribution event under the Plan unless otherwise permitted under Section 409A or other applicable law. Notwithstanding the foregoing or any provision of this Plan to the contrary, that the Company may, in its sole discretion and without the Director’s consent, modify or amend the terms of the Plan or a Deferral Agreement, or take any other action it deems necessary or advisable, to cause the Plan to comply with Section 409A (or an exception thereto). Notice of every such modification, amendment, discontinuance or termination shall be given in writing to each affected Participant. In the case of a termination of the Plan, any vested amounts credited to the Account of a Participant shall be distributed in full in the form of a single lump sum payment as soon as reasonably practicable following such termination.
     6.2 Consolidation, Merger or Other Transactions of Company. Nothing in this Plan shall prevent the consolidation, merger, reorganization or liquidation of the Company, or prevent the sale by the Company of any or all of its property. Any successor corporation or other entity formed and resulting from any such transaction shall have the right to become a party to this Plan by adopting the same. If, within 180 days from the effective date of such transaction, such new entity does not become a party to this Plan as above provided, this Plan shall be terminated automatically; provided, however, termination of the Plan shall not be a distribution event under the Plan unless otherwise permitted under Section 409A or other applicable law.

ARTICLE VII
MISCELLANEOUS
     7.1 Limitations on Liability of Company. None of the establishment of the Plan, any modification thereof, the creation of any Account, or the payment of any benefits, shall be construed as giving to any Participant, Beneficiary or other person any legal or equitable right against the Company, or any person connected therewith, except as provided by law or by a specific Plan provision.
     7.2 Governing Law. The laws of the State of Delaware shall govern, control and determine a questions arising with respect to the Plan and the interpretation and validity of its respective provisions.
     7.3 No Guarantee of Service. Participation in the Plan does not give any person any right to continue as a Director of the Company.
     7.4 Spendthrift Provision.
          (a) No amount payable under the Plan shall be subject in any manner to anticipation, alienation, attachment, garnishment, sale, transfer, assignment (either at law or in equity), levy, execution, pledge, encumbrance, charge or any other legal or equitable process, and any attempt to do so shall be void; nor shall any benefit be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the person entitled thereto. The foregoing shall not preclude any arrangement for the recovery by the Plan of overpayments of benefits previously made to a Participant or Beneficiary, or the direct deposit of benefit payments to an account in a banking institution (if not part of an arrangement constituting an assignment or alienation).
          (b) In the event that any Participant’s benefits are garnished or attached by order of court, the Company may bring an action for a declaratory judgment in a court of competent jurisdiction to determine the proper recipient of the benefits to be paid by the Plan. During the pendency of said action, any benefits that become payable shall be paid into the court as they become payable, to be distributed by the court to the recipient it deems proper at the close of said action.
     7.5 Tax Treatment. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create any right or expectation of any Participant, Beneficiary or any other person entitled to any benefit under this Plan to any particular tax consequences with respect to any amounts deferred, credited to an Account or paid under this Plan. Notwithstanding any provision of the Plan to the contrary, in no event shall the Administrator (or any member thereof) or the Company or its affiliates (or the employees, officers or directors of the Company or its affiliates) have any liability to any Participant (or any other person) due to the failure of the Plan to satisfy the requirements of Section 409A or any other applicable law.
     7.6 Funding.

          (a) The obligation of the Company to pay benefits under this Plan shall be interpreted solely as an unsecured, unfunded, contractual obligation to pay only those amounts described in Article III in the manner, at the times and under the conditions prescribed under the terms of the Plan, and the Company shall have no obligation to fund, secure or obtain any third-party guarantee of those benefits. If any assets are set aside to provide for benefits payable under the Plan, such assets shall be subject to the claims of the Company’s general creditors, and no person other than the Company shall, by virtue of the provisions of the Plan or any other agreement, have any interest in such assets.
          (b) The Company may, in its discretion, make contributions to a trust to be invested and utilized to pay benefits under the Plan. If a trust (the “Trust”) is created by the Company, the following provisions of this Section 7.6 shall apply.
          (c) An amount equal to each Participant’s deferred fees and any Earnings thereon, determined under Article III, may, in the discretion of the Company and subject to the terms of the Trust, be transferred to the Trust to be held pursuant to the terms thereof. The assets of the Trust shall be subject to the claims of the Company’s creditors and shall be maintained pursuant to a separate trust document (“Trust Agreement”) conforming to the terms of the model trust described in Revenue Procedure 92-64.
          (d) Any payment required to be made under this Plan to a Participant or a Beneficiary shall be paid by the trustee of the Trust (the “Trustee”) to the extent of the assets held in the Trust by the Trustee, and by the Company to the extent the assets in the Trust are insufficient to pay such amount.
          (e) The Company may direct the Trustee to invest the Trust assets in any investment that it deems appropriate, including common stock of the Company, subject to the terms of the Trust Agreement.
     7.7 Account Statements. Periodically, as determined by the Company in its sole and absolute discretion, each Participant shall receive a statement indicating the amounts credited to and distributed from his Account.
     IN WITNESS WHEREOF, this Plan is executed this 29th day of April, 2008, to be effective January 1, 2008.

ATTEST:	CNX GAS CORPORATION

/s/ John F. Hammond	By:	/s/ Stephen W. Johnson

John F. Hammond, Assistant Secretary		Stephen W. Johnson
Executive Vice President and General Counsel

EXHIBIT 1
CNX GAS CORPORATION
DIRECTORS’ DEFERRED FEE PLAN
DEFERRAL AGREEMENT
     Pursuant to the CNX Gas Corporation Directors’ Deferred Fee Plan (the “Plan”), I hereby elect to defer receipt of the fees noted below which, absent this Deferral Agreement, I would become entitled to receive in the future. (Check Only One Box for Each Section Below:)
A ANNUAL FEE ELECTION (CHOOSE ONLY ONE):
☐ I hereby elect to defer [ %] [$ ] of my annual fees for the Plan Year. The minimum election amount is $10,000 per Plan Year; OR

☐ I hereby elect NOT to defer any of my annual fees for the Plan Year.
B DISTRIBUTION ELECTION:
I understand that my deferral account will be distributed (or commence distribution), subject to the terms of the Plan, following the earlier of: (i) my Separation from Service, or (ii) the date I elect below which must be at least two (2) years after the end of the Plan Year for which the fees are deferred.

(Check a Box Below If You Choose to Specify a Distribution Date and Select the Date You Want to Elect.)

I hereby elect to the following distribution date (CHOOSE ONLY ONE):
☐ [ , 20 ]; OR

☐ [ years after the date of this Deferral Agreement].
C FORM OF DISTRIBUTION
The following distribution election shall govern distributions of all amounts deferred under the Plan for the Plan Year as well as all future Plan Years under the Plan. A distribution election is a standing election and will remain in effect unless changed by the submission of a new distribution election form with a different distribution election; provided, however, in no event may a new distribution election establish a payment date earlier than the date previously elected. I hereby elect to receive distribution of my Account, in the following manner:
☐ A lump sum distribution payable upon the earlier of my Separation from Service or the distribution date elected by me.

☐ In equal annual installments over a period of years (not to exceed five (5) years) commencing upon the earlier of my Separation from Service or the distribution date elected by me, and the remaining installments to be made on the next four anniversary dates of such distribution date.

Notwithstanding the foregoing elections, I acknowledge that in the event of my death, whether before or after Separation from Service, any undistributed amounts to which I am entitled to under the Plan shall be distributed in a single sum on the first business day after the end of the calendar quarter in which my death occurred.
     I understand that a payment distribution election can only be changed if the following requirements are satisfied: (i) the change will not take effect until twelve (12) months after the election is made; (ii) the change must be made at least twelve (12) months prior to the previously scheduled payment date (or initial scheduled payment date in the case of installment payments); and (iii) the payment with respect to which the change is made must be deferred for at least five (5) years from the date the payment would otherwise have been made (or initial scheduled payment date in the case of installment payments). I further understand that my election is subject to all the terms and conditions of the Plan and that my election hereunder is irrevocable with respect to any payments due for a Plan Year. Capitalized terms not otherwise defined herein shall have the meaning ascribed thereto under the Plan.

CNX Gas Corporation:	DIRECTOR:

By:	By:

Date:	Date:

NON-COMMUNITY PROPERTY STATES
EXHIBIT 2
CNX GAS CORPORATION
DIRECTORS’ DEFERRED FEE PLAN
BENEFICIARY DESIGNATION FORM

Name of Participant:

     Please complete this form, as indicated below. Unless you indicate otherwise, all benefits will be payable in equal shares if more than one primary or secondary beneficiary is listed.
     PRIMARY BENEFICIARIES: I hereby designate the following as my primary beneficiary(ies) to receive any benefits payable on account of my death under the Plan:

Full Name	Birthdate	Relationship	Percent of Distribution

     I understand that if at the time of my death the sum of the percentages payable as indicated above does not equal 100%, the percentage share of each designated person who survives me will be proportionately adjusted so that the sum of their percentages will equal 100%.
SECONDARY BENEFICIARIES: If all the primary beneficiaries designated by me above die before the complete payment of my benefits, or, if not natural persons, no longer legally exist at my death, I hereby designate the following as my secondary beneficiary(ies) to receive any benefits payable on account of my death under the Plan:

Full Name	Birthdate	Relationship	Percent of Distribution

     I understand that if at the time of my death the sum of the percentages payable as indicated above does not equal 100%, the percentage share of each designated person who survives me will be proportionately adjusted so that the sum of their percentages will equal 100%.
VALIDITY
     I understand that this designation is valid only if it is filed with the Administrator before my death and that, if this designation is valid under the Plan, all designations that I filed before this one will be REVOKED. This designation will remain in full force and effect unless and until a new Beneficiary Designation Form is filed with the Administrator in writing and duly dated and signed.

Date:	Participant’s Signature